Exhibit 10.2

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into this 19th day of May, 2023 by and between TraQiQ, Inc., a California corporation (“the Company”), and JEFFREY RIZZO (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

1. Term, Nature, and Review. Subject to the provisions of Paragraph 5 below, the Executive is engaged to serve as the Chief Operating Officer of the Company for a five (5)-year period commencing May 15, 2023. The Executive will devote his full time and energy to the duties of Chief Operating Officer of the Company. The Executive shall report to the Board of Directors (“Board”). The Executive’s regular duties may be supplemented and amended from time to time by the Board. The performance of the Executive will be reviewed annually prior to the anniversary date of this Agreement based upon performance criteria and goals provided in writing to the Executive at the beginning of the period under review, and as may be amended by the Company from time to time. The Company and Executive agree that Executive may discharge his duties either from his home or at the Company’s headquarters in Troy, MI as determined by Executive in the exercise of his reasonable business judgement. Executive agrees to travel for business purposes in an amount commensurate with his position and duties at the time, and from time to time.

2. Compensation.

(a) Executive’s compensation shall consist of four components: base salary; equity-based signing bonus; discretionary bonus and benefits.

(i) The base salary of the Executive is $275,000.00 per year. The base salary shall be paid in cash subject to applicable taxes and withholdings, and payable according to the Company’s regular salary payment schedule. If for any fiscal year of the Company during the term of this Agreement, the Company’s net revenues, exclusive of extraordinary one-time revenues, exceed the Base Amount (as defined below), then commencing on January 1 of the next succeeding fiscal year, Executive’s base salary shall be increased by 10% for every $50,000,000 of annual revenue the Company achieved in such fiscal year over the Base Amount. For purposes of this Agreement, the “Base Amount” shall initially be $100,000,000 and shall be adjusted each January 1 during the term of this Agreement to the amount, rounded down to the next increment of $50,000,000, by which the amount of the Company’s net revenues, exclusive of extraordinary one-time revenues, for the prior fiscal year exceeded the Base Amount for such fiscal year. By way of example and not limitation, if the Company achieves $155,000,000 in annual revenue in any fiscal year, on January 1 of the following fiscal year the Executive’s base salary shall be increased by 10% and the Base Amount for such fiscal year shall be increased to $150,000,000. The next increase in the Base Amount shall occur when the Company achieves at least $200,000,000 in annual revenue.

(ii) The Executive will be eligible to participate in a yearly discretionary performance-based bonus plan, in accordance with the Company’s bonus plan approved by the Board, as amended from time to time. The bonus target in each calendar year shall be equal to 45% of Executive’s base salary and will be based upon agreed-upon goals and milestones being met by the Executive and the Company. Performance metrics will be determined no later than January 31 of the applicable year by mutual agreement between Executive and the Company’s compensation committee. Bonus payments will be subject to applicable taxes and withholdings. Said bonus may be modified from time to time by mutual consent of the parties and subject to the input of the Company’s compensation committee.

(iii) Executive will receive an initial award of 7,948,753 shares of Restricted Common Stock in accordance with the Company’s Equity Incentive Plans (“EIP”), and as amended from time to time. The shares of common stock shall vest annually in equal installments over five years. Executive may be granted additional common stock in the future for achieving certain objectives as agreed upon and approved by the Board.

(iv) The Executive is eligible for those employee benefits described in the Board-approved Company employee benefit schedule, subject to changes adopted by the Board from time to time and consistent with those offered to the Company’s executive management team. Executive’s health insurance shall be paid wholly by the Company during Executive’s employment.

(v) In the event that Executive’s employment terminates under this Agreement due to a “change of control” event such as the merger, consolidation or sale of all, or substantially all, of the Company’s common stock, or its assets, Executive shall thereafter receive, in addition to the benefits described in this Section 2, less applicable withholding taxes, and as long as the Executive is, and following termination of his employment remains, in strict compliance with the provisions of the Severance Agreement described in Section 6 (b) hereof, a change in ownership bonus equal to two years’ of base salary in effect as of the date of the Change in Ownership.

(b) Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any Executive benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

(c) The compensation set forth in this paragraph constitutes the entire payment by the Company for the services of the Executive. No other or additional compensation in any form will be considered or paid during the period of this Agreement.

3. Vacation. The Executive is eligible for four (4) weeks of paid vacation each calendar year. Vacation days cannot be accrued or carried over into subsequent calendar years. Upon termination of the Executive’s employment by either party for any reason, the Executive will not be entitled to compensation for any unused vacation days.

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4. Business Expenses.

(a) The Company will pay, or reimburse, the Executive in accordance with its business expense policy and guidelines for reasonable business expenses incurred by him which are directly related to the performance of the Executive’s duties and responsibilities as Chief Operating Officer, subject to timely submission by the Executive of payment or reimbursement requests and appropriate documentation, as well as review by the Company.

(b) Company shall reimburse Executive $750.00 per month as an auto allowance.

5. Accelerated Vesting. Any stock-based compensation that Executive receives as a result of his employment under the terms of this agreement, shall be subject to accelerated and full vesting for certain “change of control” events such as the merger, consolidation or sale of all, or substantially all, of the Company’s common stock, or its assets. Other events resulting in accelerated vesting shall be determined by the Company’s Board.

6. Termination.

(a) Termination by the Company for Cause. The Executive’s employment under this Agreement may be terminated by the Company for Cause in the event of: (i) Executive’s failure (except where due to a Disability), neglect, or refusal to perform in any material respect Executive’s duties and responsibilities; (ii) any act of Executive that has, or could reasonably be expected to have, the effect of injuring the business of the Company or its affiliates in any material respect; (iii) Executive’s conviction of, or plea of guilty or no contest to: (y) a felony, or (z) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or otherwise result in material injury to the reputation or business of the Company; (iv) Executive’s commission of an act of fraud or embezzlement against the Company, or any other act that is detrimental to the Company’s business or creates or reasonably could create negative or adverse publicity for the Company; (v) any violation by Executive of the policies of the Company, including but not limited to those relating to discrimination, harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, as may be amended from time to time; (vi) Executive’s violation of federal or state laws; (vii) Executive’s unauthorized use or disclosure of any confidential or proprietary information or trade secrets of the Company or of any other party to whom Executive or the Company owes an obligation of nondisclosure or confidentiality; or (viii) Executive’s breach of any of the terms of this Agreement. Any Cause termination relying on clause (i) or (ii), to the extent the Company finds that such act(s) or failure(s) to act are curable, Executive shall be given ten (10) business days’ written notice by the Company of its intention to terminate him with Cause, with such notice to state the act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Cause is based, and with such termination becoming effective at the expiration of the ten (10) day notice period unless Executive has fully cured such act(s) or failure(s) to act to the Company’s complete satisfaction. In the event of a termination for Cause, Executive shall be paid his base salary through the date of termination and any cure notice period, as well as any unpaid or unreimbursed expenses incurred in accordance with Paragraph 4. For avoidance of doubt, the Company shall not be obligated to pay the Executive any other compensation, and there shall be no obligation to pay Executive for the balance of the term of the Agreement.

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(b) Termination by the Company without Cause. The Executive’s employment under this Agreement may be terminated by the Company at any time, in the sole discretion of the Company, for any reason not described as Cause herein by giving the Executive at least thirty (30) days’ advance notice in writing and paying full cash compensation to the Executive during the notice period, as well as any unpaid or unreimbursed expenses incurred in accordance with Paragraph 4. In its sole discretion, the Company will determine whether to require that the Executive perform all, part or none of his duties for the Company during that notice period or during any transition period following the notice period. Other than payment of Executive’s full compensation and unpaid or unreimbursed expenses, if any, during the notice period and, if applicable, his base salary during any transition period required by the Company, the Company shall not be obligated to pay the Executive any other cash compensation and shall not be obligated to pay Executive for the balance of the term of the Agreement. Notwithstanding the foregoing, Executive shall also be eligible for continuation of his base salary for twelve (12) months following a Termination without Cause, or (ii) the remainder of the term of this Agreement as of the effective date of the termination, in accordance with the Company’s regular payroll practices, provided that he fully executes and complies with a Severance Agreement in a form acceptable to the Company that includes an unconditional release of all claims and causes of action. Notwithstanding the foregoing, any shares of common stock issued in connection with Section 2.a.iii hereof, shall vest immediately in conjunction with this section. Executive shall also be eligible for continuation of all health and medical insurance benefits for a period of twelve (12) months from the date of termination.

(c) Termination by the Executive. The Executive’s employment under this Agreement may be terminated at any time, in Executive’s sole discretion, by giving the Company thirty (30) days’ advance notice in writing. The Executive will receive full compensation during that notice period. In its sole discretion, the Company will determine whether to require that the Executive perform all, part or none of his duties for the Company during that notice period or during any transition period following the notice period. Other than payment of Executive’s full compensation and unpaid or unreimbursed expenses during the notice period and, if applicable, his base salary during any transition period required by the Company, the Company shall not be obligated to pay the Executive any other compensation and shall not be obligated to pay Executive for the balance of the term of the Agreement. Employee shall retain only the fully vested shares in connection Section 2.a.iii hereof.

(d) Termination Due to Death or Disability. Executive’s employment under this Agreement shall terminate automatically upon Executive’s death. Executive’s employment shall also terminate upon the occurrence of a Disability, which shall mean any physical or mental disability or infirmity of Executive that prevents Executive from performing his duties with or without a reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement. In the event of a termination due to Death or Disability, Executive or his estate shall be paid Executive’s full compensation through the date of termination, including a prorated bonus paid when and if in accordance with Section 2 (a)(ii), as well as any unpaid or unreimbursed expenses incurred in accordance with Paragraph 4. For avoidance of doubt, the Company shall not be obligated to pay the Executive any other compensation, and there shall be no obligation to pay Executive for the balance of the term of the Agreement.

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(e) Termination of Executive for Good Reason. At any time during the termof this Agreement, Executive shall have the right to terminate his employment for Good Rason (as defined herein) effective upon delivery of written notice to Company. For purposes of this Agreement, “Good Reason” shall mean the material breach of this Agreement by Company by reason of:

(i) any material diminution in the responsibilities or authority of the Executive from those contemplated by Section 1 hereof;

(ii) any requirement for Executive to perform the duties required hereunder exclusively from the Company’s Troy, MI headquarters;or

(iii) any material breach of the payment or benefit obligations of the Company to the Executive under this Agreement.

In the event Executive’s employment under this Agreement is terminated by Executive for Good Reason, Executive shall also be eligible for continuation of his base salary for twelve (12) months following a Termination without Cause, or (ii) the remainder of the term of this Agreement, in accordance with the Company’s regular payroll practices, provided that he fully executes and complies with a Severance Agreement in a form acceptable to the Company that includes an unconditional release of all claims and causes of action. In addition, any share of common stock issued in connection with Section 2.a.iii hereof, shall vest immediately in conjunction with this section. Executive shall also be eligible for continuation of all health and medical insurance benefits for a period of twelve (12) months from the date of termination.

7. Ownership and Use of Confidential Information.

The Executive will maintain in confidence during and subsequent to his employment any information about the Company which is confidential, or which might reasonably be expected to be regarded by the Company as confidential, and Executive will not use or disclose that information except in the performance of his duties for the benefit of the Company. Without limiting the generality of the foregoing, Executive agrees that he will not, either during the term of the Executive’s employment by the Company or forever thereafter, without the prior written approval of the Board, disclose or make available any confidential information or trade secrets that pertain to the Company or the business of the Company or with respect to which the Company owes a duty of confidentiality to any of its customers, vendors, agents, representatives, and consultants, except as may be necessary or otherwise authorized in the course of performing his duties as Chief Operating Officer, to any person or entity; nor shall Executive make or cause to be made or permit or allow, either on the Executive’s own behalf or on behalf of others, any use of any confidential information or trade secret. The Company agrees that the Executive is not prohibited hereby from disclosing confidential information which the Executive is required to disclose pursuant to the requirement of a governmental agency, a court order, or otherwise by law without similar restrictions or other protections against public disclosure, provided, however, that the Executive shall first provide written notice of such required disclosure to the Company and take reasonable steps to allow the Company to seek to protect the confidentiality of the information required to be disclosed.

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8. Intellectual Property.

(a) The Executive recognizes that all copyrights, trademarks, formulae, manufacturing techniques, trade secrets, patents and other intellectual property rights to created works (“Inventions”) arising in any way from, or related or connected to, the Executive’s employment by the Company are the sole and exclusive property of the Company. Executive hereby does sell, assign, transfer and set over to the Company the entire right, title and interest to, and all patents and patent applications claiming priority to and/or benefit of, the Inventions, including divisions, continuations, and continuations-in-part thereof, all reissues, reexaminations, and extensions thereof, all priority rights, if any, under the International Convention for the Protection of Industrial Property for every member country, all applications for patents (including related rights such as utility-model registrations, registrations, inventor’s certificates, and the like) heretofore or hereafter filed for the Inventions in this country and any foreign country/countries, and all patents (including all extensions, renewals and reissues thereof) granted for the Inventions in this country and any foreign country/countries.

(b) The Executive agrees to disclose any and all facts known to him respecting the Inventions promptly to the President of the Company or his designee, sign all lawful papers, and generally document and cooperate in the documentation of any such Invention to the extent the Company reasonably requests. The Executive also agrees to do all things which the Company determines are necessary or useful to apply for and/or obtain, extend or improve Letters Patent in the United States and patent rights in such other jurisdictions as the Company may determine, and otherwise to secure and protect all rights in and to all Inventions assigned hereunder, all at the Company’s expense. Executive acknowledges that his obligation in this regard will continue beyond the termination of his employment or engagement for any reason, provided that the Company pays him reasonable compensation for his time in addition to any out-of-pocket expenses for any such assistance after termination of employment.

9. Return of Company Property. Upon termination of this Agreement for any reason, the Executive will return to the Company all documents, books, manuals, lists, records, publications or other materials, whether in written, electronic or other form, passwords, keys, credit cards, equipment, or other articles that came into the Executive’s possession in connection with the Executive’s employment by the Company, and Executive will maintain no copies or duplicates without the prior written approval of the President of the Company.

10. Restrictive Covenants.

(a) Agreement not to solicit customers/clients: The Executive agrees that during his employment with the Company and for a period of one (1) year following his termination of employment, for any reason, the Executive will not, without the prior approval of the Board, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer, client, vendor or referral source of the Company for the purpose of causing such customer, client, vendor or referral source to become a customer, client, vendor or referral source of any entity or firm that provides services or products that are similar to or competitive with the Company.

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(b) Agreement not to solicit employees: The Executive agrees that during his employment with the Company and for a period of two (2) years following his termination of employment, for any reason, Executive will not, without the prior approval of the Board, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any individual who was employed by or under an independent contractor relationship with the Company during the Executive’s employment to any person or entity that provides services or products that are similar to or competitive with the Company. Furthermore, Executive will not at any time during such two-year period, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, induce or attempt to induce any employee or independent contractor to terminate, breach or otherwise fail fully to perform his, hers or its services for the Company or its customers, whether or not there is an employment or independent contractor agreement.

(c) Agreement not to compete: The Executive agrees that during his employment with the Company and for a period of one (1) year following his termination of employment, for any reason, the Executive will not, without the prior approval of the Board, participate, serve or engage, directly or indirectly, as a proprietor, controlling stockholder, partner, officer, employee, independent contractor, or otherwise in any business, organization or enterprise that provides services or products that are similar to or in competition with the Company; provided, however, that the ownership by Executive of less than two percent (2%) of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section 10; and provided further the ownership by Executive of no more than ten (10%) percent of any class of securities of any privately held entity shall also not be deemed, in and itself, to violate the prohibitions of this Section 10 unless said privately held entity has operations in the solid waste and recycling collection, disposal or processing industry within 120 miles from any of the Company’s operations at the time of termination of employment.

(d) Enforcement: In the event of a breach or threatened breach of this Agreement by Executive, in addition to all other remedies otherwise available to the Company, Executive hereby consents to the issuance of an injunction, enjoining and restraining such breach or threatened or intended breach, in any court of competent jurisdiction without proof of specific damages, all bonds waived.

11. Litigation and Regulatory Cooperation: During and after Executive’s employment, Executive shall cooperate fully with the Company, at the Company’s expense, in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Company employed Executive, provided that the Executive will not have an obligation under this paragraph with respect to any claim in which the Executive has filed directly against the Company or related persons or entities. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company, provided that Executive will not have any obligation under this paragraph with respect to any claim in which Executive has filed directly against the Company or related persons or entities. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 10, as well as a mutually agreed upon consulting rate if the Executive is no longer employed by the Company.

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12. Other.

(a) Effective Date: The Effective Date of this Agreement shall be May X, 2023 regardless of the date(s) on which the parties execute the Agreement.

(b) No Conflict with Existing Obligations: Executive represents that his performance of all the terms of this Agreement and his duties as an executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

(c) Voluntary Nature of Agreement: Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

(d) Waiver of Breach: The Company’s waiver of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive.

(e) Governing Law and Forum: This Agreement shall be construed and administered in accordance with the laws of the State of Delaware, exclusive of its conflict of laws rules, and the parties hereto agree and stipulate that this Agreement shall be deemed to have been entered into in the State of Delaware, regardless of where it was negotiated, implemented and/or executed.

(f) Arbitration: In consideration of Executive’s employment with the Company, the Company and Executive agree that any and all controversies, claims, or disputes with anyone (including the Company, Executive and any executive, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any breach of this Agreement, will be subject to binding arbitration. Disputes which Executive hereby agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under federal, state or local constitutions, laws and ordinances, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, and any other federal, state or local discrimination, retaliation or wrongful termination claims or other statutory or common law claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a single neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (“the Rules”). The fees and expenses of such arbitration (including, but not limited to, reasonable attorney’s fees) or any action to enforce an arbitration award shall be paid as determined by the arbitrator in such arbitration. Executive agrees that the arbitrator will administer and conduct arbitration in a manner consistent with the Rules.

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(g) Mutual Waiver of Jury Trial: The Company and Executive hereby expressly waive trial by jury in any action or proceeding or counterclaim brought by either party hereto against the other party on any and every matter, directly or indirectly arising out of, related to or with respect to Executive’s employment and this Agreement. This waiver constitutes a binding waiver of trial by jury of all claims against all parties to such actions or proceedings. Company and Executive make this waiver knowingly, willingly and voluntarily. Each party represents that no representations of fact or opinion have been made by any individual to induce this mutual waiver of trial by jury or to in anyway modify or nullify its effect.

(h) Assignment. This Agreement for personal services shall not be assigned by Executive. This Agreement will be binding upon and inure to the benefit of any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or common stock of the Company.

(i) Severability: In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and shall continue in full force and effect.

(j) Construction: This Agreement shall be interpreted in accordance with its plain meaning, and the rule that ambiguities shall be construed against the drafter of the document shall not apply in connection with the construction or interpretation hereof. The parties expressly agree that the principle of contract interpretation that ambiguities are construed against the drafting party shall not apply.

(k) Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(l) Entire Agreement: This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All prior promises, understandings, or agreements are merged herein. This Agreement may not be changed orally, but only by an amendment in writing, signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

[Signature Page Follows]

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TRAQIQ, INC.

Date: May 19, 2023		/s/ Ajay Sikka
	By:	Ajay Sikka
	Title:	Chief Executive Officer

EXECUTIVE

Date: May 19, 2023	/s/ JEFFREY RIZZO
JEFFREY RIZZO

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